Exhibit 10.16

PERFORMANCE SHARE AWARD AGREEMENT

Issued Pursuant to the
Glimcher Realty Trust
Amended and Restated
2004 Incentive Compensation Plan and the
2011 Glimcher Long-Term Incentive Compensation Plan

THIS PERFORMANCE SHARE AWARD AGREEMENT (“Agreement”), effective __________________________ (the “Effective Date”), represents the allocation of performance shares (“Performance Shares”) by Glimcher Realty Trust, a Maryland real estate investment trust (the “Company”), to _____________________________________ (the “Participant”) pursuant to the 2011 Glimcher Long-Term Incentive Compensation Plan (the “Incentive Plan”), which was adopted on February 16, 2011, in accordance with the Company’s Amended and Restated 2004 Incentive Compensation Plan (the “Plan”). This Award is made pursuant to and subject to the terms and conditions of the Plan and the Incentive Plan.  Capitalized terms not herein defined shall have the meaning ascribed to such terms in the Plan.  The Performance Shares allocated and awarded under this Agreement (“Award”) are intended to be Performance-Based Compensation as that term is defined under the Plan. This Award represents the right to receive one Share for each Performance Share earned by satisfaction of the performance measures and goals set forth in Sections 2 and 3 of this Agreement.

1.     Share Allocation. The Participant has been selected to participate in the Plan and the Incentive Plan and to receive a contingent allocation of Performance Shares as described below.  If the Performance Goal stated herein is satisfied at the end of the Performance Period specified below, a transfer of the Shares described below will occur during calendar year 2014:

(a)	Date of Grant of Performance Share Allocation: _______________.

(b)	Performance Period: January 1, 2011 up to and including December 31, 2013.

(c)	Performance Measure: The Company’s Total Shareholder Return (“TSR”).

(d)	Performance Goal: Any one of the percentile rankings of the Company’s TSR relative to the Peer Group, as set forth in Section 3 of this Agreement.

(e)	Number of Performance Shares Allocated for Transfer: ___________.

(f)	Grant Date Fair Market Value of Shares represented by Performance Share Allocation (per Share valuation): $_________.

2.     Performance Measure.

(a)
Determination of TSR.  For purposes of measuring the TSR of the Shares against the TSR of the common stock of each component company of the Peer Group as of the end of the Performance Period, the TSR of a respective common stock shall be equal to: (a) the Market Value (as defined below) of the sum of: (i) one share of common stock plus (ii) any additional shares acquired as a result of the dividend reinvestment described below with respect to such one share and any additional shares acquired as a result of the dividend reinvestment, at the end of the Performance Period, divided by (b) the Market Value of one share of common stock at the beginning of the Performance Period, minus one (1.00).  For purposes of measuring TSR under this section, where dividends are payable on a share of common stock, dividends shall be assumed to be cumulatively reinvested in shares (or fractional shares) of common stock at the Market Value of the common stock on the day the dividends are paid. For purposes of this Agreement, the term “Market Value” shall mean the closing price of the respective common stock as reported on the New York Stock Exchange (or such other established national stock exchange (or exchanges) on which such common stock is traded) on the applicable measurement date.

(b)
Adjustments to TSR.  TSR of a respective common stock of a component company of the Peer Group and of the Company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Performance Period.

(c)
Certification of Achievement of Performance Goal.  During calendar year 2014, following the end of the Performance Period and prior to any transfer of Shares by the Company pursuant to this Agreement to Participant, the Executive Compensation Committee of the Company’s Board of Trustees, or such other person, group, or entity appointed by the Board of Trustees to administer each of the Plan and/or the Incentive Plan (the “Committee”), shall certify in writing that one of the Performance Goals described in Section 3 of this Agreement has been satisfied as of the end of the Performance Period.

(d)
Prohibition on Increasing the Number of Shares Transferred to Participant. The Committee is prohibited from increasing the number of Shares that shall be transferred to the Participant in accordance with Section 3 of the Agreement, unless otherwise permitted by Section 162(m) of the Code and the terms of the Plan and the Incentive Plan.

3.     Transfer of Shares.

(a)
Performance Goals and Determination of the Number of Shares to Transfer to the Participant.  The determination of the number of Shares to be transferred to the Participant shall be based on the Company’s relative percentile ranking of its TSR over the Performance Period relative to the Peer Group. Each relative percentile ranking that generates a transfer of Shares to the Participant in accordance with the chart below is considered a Performance Goal. If the Company satisfies one of the below Performance Goals and the Committee certifies the achievement of the Performance Goal pursuant to Section 2(c) of the Agreement, the Company shall transfer Shares to the Participant, subject to paragraph (b) below and Sections 4 and 5 of the Agreement, in accordance with the following chart:

Performance Goals: If the Relative TSR Performance (Percentile Rank vs. Peer Companies) is:	The number of Shares permitted to be transferred to the Participant shall be:
90th percentile and above (Maximum)	200% of Performance Shares Allocated
89th percentile	197.5% of Performance Shares Allocated
88th percentile	195% of Performance Shares Allocated
87th percentile	192.5% of Performance Shares Allocated
86th percentile	190% of Performance Shares Allocated
85th percentile	187.5% of Performance Shares Allocated
84th percentile	185% of Performance Shares Allocated
83rd percentile	182.5% of Performance Shares Allocated
82nd percentile	180% of Performance Shares Allocated
81st percentile	177.5% of Performance Shares Allocated
80th percentile	175% of Performance Shares Allocated
79th percentile	172.5% of Performance Shares Allocated
78th percentile	170% of Performance Shares Allocated
77th percentile	167.5% of Performance Shares Allocated
76th percentile	165% of Performance Shares Allocated
75th percentile	162.5% of Performance Shares Allocated
74th percentile	160% of Performance Shares Allocated
73rd percentile	157.5% of Performance Shares Allocated
72nd percentile	155% of Performance Shares Allocated

71st percentile	152.5% of Performance Shares Allocated
70th percentile	150% of Performance Shares Allocated
69th percentile	147.5% of Performance Shares Allocated
68th percentile	145% of Performance Shares Allocated
67th percentile	142.5% of Performance Shares Allocated
66th percentile	140% of Performance Shares Allocated
65th percentile	137.5% of Performance Shares Allocated
64th percentile	135% of Performance Shares Allocated
63rd percentile	132.5% of Performance Shares Allocated
62nd percentile	130% of Performance Shares Allocated
61st percentile	127.5% of Performance Shares Allocated
60th percentile	125% of Performance Shares Allocated
59th percentile	122.5% of Performance Shares Allocated
58th percentile	120% of Performance Shares Allocated
57th percentile	117.5% of Performance Shares Allocated
56th percentile	115% of Performance Shares Allocated
55th percentile	112.5% of Performance Shares Allocated
54th percentile	110% of Performance Shares Allocated
53rd percentile	107.5% of Performance Shares Allocated
52nd percentile	105% of Performance Shares Allocated
51st percentile	102.5% of Performance Shares Allocated
50th percentile (Target)	100% of Performance Shares Allocated
49th percentile	96.7% of Performance Shares Allocated
48th percentile	93.3% of Performance Shares Allocated
47th percentile	90% of Performance Shares Allocated
46th percentile	86.7% of Performance Shares Allocated
45th percentile	83.3% of Performance Shares Allocated
44th percentile	80% of Performance Shares Allocated

43rd percentile	76.7% of Performance Shares Allocated
42nd percentile	73.3% of Performance Shares Allocated
41st percentile	70% of Performance Shares Allocated
40th percentile	66.7% of Performance Shares Allocated
39th percentile	63.3% of Performance Shares Allocated
38th percentile	60% of Performance Shares Allocated
37th percentile	56.7% of Performance Shares Allocated
36th percentile	53.3% of Performance Shares Allocated
35th percentile (Threshold)	50% of Performance Shares Allocated
Below 35th percentile	0% of Performance Shares Allocated

(b)
Impact of TSR of Less than Zero (0%). If the Participant is eligible to receive a transfer of Shares pursuant to paragraph (a) above and the TSR for the Shares at the end of the Performance Period is less than zero percent (0%), then the transfer of Shares to the Participant shall be limited to no more than fifty (50%) percent of the Performance Shares Allocated for Transfer to the Participant or such lesser number of Shares as determined by the Committee, in its sole discretion.

(c)
Date of Transfer of Shares. The Shares transferred to the Participant by the Company may be subject to any restrictions deemed appropriate by the Committee or required by applicable law.  Except as provided in Section 6 hereof, all of the Shares shall be transferred in a single transaction during calendar year 2014 (the “Transfer Date”).

4.     Forfeiture.  If prior to the end of the Performance Period the employment of the Participant terminates with the Company, or any Subsidiary or Affiliate, for any reason other than Disability (as defined below) or death, this Award shall be forfeited and no Shares shall be transferred.

5.     Death and Disability.

(a)
Death.  In the event the Participant’s employment with, or performance of services for the Company, or any Affiliate or Subsidiary, is terminated or otherwise ceases as a result of the Participant’s death, the Participant’s estate, subject to subsection (c) of Section 5 of this Agreement, shall retain for the duration of the Performance Period the Participant’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated to the Participant in Section 1(e) herein. Any such transfer of Shares shall be made on the Transfer Date, and the Performance Shares granted hereunder, and/or the right to receive Shares on the Transfer Date, shall be transferred to a legal representative or administrator of the Participant’s estate, unless such issuance is otherwise restricted by applicable law.

(b)
Disability.  In the event the Participant’s employment with, or performance of services for the Company, or any Affiliate or Subsidiary, is terminated or otherwise ceases as a result of the Participant’s Disability, the Participant, subject to subsection (c) of Section 5 of this Agreement, shall retain for the duration of the Performance Period the Participant’s eligibility to receive a transfer of Shares in respect of the Performance Shares allocated to the Participant in Section 1(e) herein.  Any such transfer of Shares shall be made on the Transfer Date.  For purposes of this Agreement, the term “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee. Notwithstanding anything to the contrary set forth herein, the Committee shall determine, in its sole and absolute discretion in accordance with Code Section 409A, (i) whether the Participant has ceased to perform services of any kind due to a Disability and, if so, (ii) the first date of such Disability.

(c)
Reduction of Award.  Notwithstanding anything in this Agreement to the contrary, in the event the Participant dies or becomes subject to a Disability during the Performance Period, the number of Performance Shares otherwise allocated to the Participant shall be proportionately reduced at the end of the Performance Period by the percentage of the Performance Period during which the Participant was not in active service with the Company or an Affiliate or was affected by the Disability.

6.     Change in Control.  If a Change in Control of the Company occurs during the Performance Period, then the Performance Period shall conclude on the effective date of the Change in Control for all purposes under this Agreement and the determination of the number of Shares to be transferred to the Participant shall be made in accordance with Section 3 of the Agreement. The term “Change in Control” shall have the meaning set forth in Exhibit A hereto. Any transfer of Shares required under this Section 6 shall be made on the effective date of the Change in Control.

7.     Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan and the Incentive Plan, as either may be amended from time to time, as well as to such rules and regulations as the Committee, or such other person, group, or entity appointed by the Board of Trustees to administer the Plan and the Incentive Plan, may adopt for administration of the Plan and the Incentive Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, the Incentive Plan and this Agreement, all of which shall be binding upon the Participant.  If there is any inconsistency between the terms of this Agreement and the Incentive Plan, then the Incentive Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, then the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. If there is any inconsistency between the terms of the Incentive Plan and the terms of the Plan, then the Plan’s terms shall completely supersede and replace the conflicting terms of the Incentive Plan.

8.     Reservation of Shares.  The Company hereby agrees that at all times there shall be reserved for issuance and/or delivery such number of Shares as shall be required for transfer pursuant to this Award and Agreement.

9.     Exclusion from Pension Computations.  By acceptance of the allocation and, if any, final award pursuant to this Agreement, the Participant hereby agrees that any income or gain realized upon the receipt of the Shares hereunder, upon the disposition of the Shares received, or upon the lapse of any restrictions pursuant to the terms of this Agreement, is special incentive compensation and shall not be taken into account, to the extent provided under the applicable plan documents and to the extent permissible under applicable law, as “wages,” “salary,” or “compensation” in determining the amount of any payment under any pension, retirement, incentive, profit sharing, bonus, or deferred compensation plan of the Company or any Subsidiary or Affiliates.

10.     Amendment.  The Committee may at any time or from time to time amend the provisions, terms and conditions of this Agreement in accordance with the Plan, the Incentive Plan, and applicable law.

11.     Notices.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, or overnight courier, addressed as follows:  if to the Company, at its office at 180 East Broad Street, Suite 21, Attn: General Counsel, Columbus, Ohio 43215 or at such other address as the Company by notice to the Participant may designate in writing from time to time; and if to the Participant, at the address shown below his or her signature on this Agreement, or at such other address as the Participant by notice to the Company may designate in writing from time to time.  Notices provided under this section shall be effective upon receipt.

12.     Income Reporting and Withholding Taxes.  The Company shall have the right to report income and to withhold from the Participant, or otherwise require the Participant to pay, any Withholding Taxes (defined below) arising as a result of the transfer of any Shares hereunder, any tax election by the Participant, or any other taxable event triggered by obligations, income, rights or privileges received or granted hereunder.  If the Participant shall fail to make such Withholding Tax payments when and as required, the Company (or its Affiliate or Subsidiary) shall, to the extent permitted by law, have the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Withholding Taxes. In satisfaction of the requirement to pay Withholding Taxes, the Participant may make a written election which may be accepted or rejected in the discretion of the Committee, to tender other Shares to the Company (either by actual delivery or attestation, in the sole discretion of the Committee; provided that, except as otherwise determined by the Committee; the Shares that are tendered must have an aggregate Fair Market Value equal to the Withholding Taxes).  “Withholding Taxes” means any federal, state, or local income, employment, payroll, or similar tax related to the Shares that are required to be withheld by the Company. Notwithstanding anything to the contrary in this Section 12, in no event shall any deduction or withholding or remittance made under this Section 12 exceed the minimum statutory withholding requirements under applicable federal, state and local law.

13.     Registration; Legend.  The Company may postpone the issuance and delivery of Shares under this Agreement until (a) the admission of such Shares to listing on any stock exchange or exchanges on which the Shares are then listed and (b) the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company shall determine to be necessary or advisable.  The Participant shall make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company, in light of the then existence or non-existence with respect to such Shares of an effective registration statement under the Securities Act of 1933, as amended, to issue the Shares in compliance with the provisions of that or any comparable act.  The Company may cause a legend to be set forth on each certificate representing the Shares to be transferred hereunder setting forth any restriction on transfer of such Shares at law or otherwise as determined by the Company unless counsel for the Company is of the opinion as to any such certificate that such legend is unnecessary.

14.     Miscellaneous

(a)
This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.

(b)
The Participant shall have no rights as a stockholder of the Company with respect to the Shares subject to this Agreement until such time as such Shares shall be transferred to the Participant pursuant to the terms of this Agreement, the Plan, and the Incentive Plan.

(c)
With the approval of the Board of Trustees, the Committee may terminate, amend, or modify the Plan or the Incentive Plan; provided, however, that no such termination, amendment, or modification of the Plan or the Incentive Plan may in any way adversely affect the Participant’s rights under this Agreement or be contrary to applicable law.

(d)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)
To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law which might otherwise apply.

(f)
All obligations of the Company under the Incentive Plan, Plan and this Agreement, with respect to the Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(h)
By executing this Agreement and accepting any allocation, award, or other benefit under the Plan and the Incentive Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan and the Incentive Plan by the Company, the Board of Trustees or the Committee.

(i)
The Participant, every person claiming under or through the Participant, and the Company hereby waives to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan, the Incentive Plan, this Agreement, or any Award issued under this Agreement pursuant to the Plan.

(j)
This Agreement, the Incentive Plan, the Plan, and any certificate representing the Shares to be transferred hereunder shall constitute the entire agreement and understanding between the Participant and the Company concerning any Award issued, allocated, or granted hereunder and with respect to the subject matter contained herein. This Agreement, the Incentive Plan, the Plan, and any certificate representing the Shares to be transferred hereunder supersede all prior agreements and the understandings between the parties hereto with respect to any Award issued, allocated, or granted hereunder and with respect to the subject matter contained herein.

15.     Exculpation.  This Agreement and all documents, agreements, understandings and arrangements relating hereto have been executed by the undersigned in his/her capacity as an officer or Trustee of the Company, which has been formed as a Maryland real estate investment trust pursuant to an Amended and Restated Declaration of Trust of the Company dated as of November 1, 1993, as amended, and not individually, and neither the trustees, officers or shareholders of the Company nor the trustees, directors, officers or shareholders of any Subsidiary or Affiliate of the Company shall be bound or have any personal liability hereunder or thereunder.  Each party hereto shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of this Award and all documents, agreements, understanding and arrangements relating hereto and will not seek recourse or commence any action against any of the trustees, officers, agents or shareholders of the Company or any of the trustees, directors, agents, officers or shareholders of any Subsidiary or Affiliate of the Company, or any of their personal assets for the performance or payment of any obligation hereunder or thereunder.  The foregoing shall also apply to any future documents, agreements, understandings, arrangements and transactions between the parties hereto that pertain to the subject matter hereof.

16.     Section 409A of the Code.  This Agreement is intended to comply with Code Section 409A.  If Code Section 409A applies, this Agreement will be administered in accordance with Sections 5.15(b) and 5.15(c) of the Incentive Plan.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GLIMCHER REALTY TRUST

By:
Print Name:
Title:

ACKNOWLEDGED & ACCEPTED:

Signature

Print Name:

Address:

EXHIBIT A

A Change in Control of Glimcher Realty Trust (“GRT”) shall be deemed to occur on the date the earliest of the following shall occur:

(i)
There shall have occurred a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the Effective Date, whether or not GRT is then subject to such reporting requirement; provided, however, that there shall not be deemed to be a Change in Control of GRT if  immediately prior to the occurrence of what would otherwise be a Change in Control of GRT (a) the Participant is the other party to the transaction (a “Control of GRT Event”) that would otherwise result in a Change in Control of GRT or (b) the Participant is an executive officer, trustee, director or more than 5% equity holder of the other party to the Control of GRT Event or of any entity, directly or indirectly, controlling such other party;

(ii)
GRT merges or consolidates with, or sells all or substantially all of its assets to, another company (each, a “Transaction”); provided, however, that a Transaction shall not be deemed to result in a Change in Control of GRT if (a) immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist or (b) (1) the shareholders of GRT, immediately before such transaction, own, directly or indirectly, immediately following such Transaction fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Transaction (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of GRT immediately before such Transaction and (2) the individuals who were members of GRT’s Board of Trustees immediately prior to the execution of the agreement providing for such Transaction constitute at least a majority of the members of the board of directors or the board of trustees, as the case may be, of the Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owning a majority of the outstanding voting securities of the Surviving Corporation; or

(iii)
GRT acquires assets of another company or a subsidiary of GRT merges or consolidates with another company (each an “Other Transaction”) and (a) the shareholders of GRT, immediately before such Other Transaction own, directly of indirectly, immediately following such Other Transaction less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such Other Transaction (the “Other Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities of GRT immediately before such Other Transaction or (b) the individuals who were members of GRT’s Board of Trustees immediately prior to the execution of the agreement providing for such Other Transaction do not endorse and constitute less than a majority of the members of the board of directors or board of trustees, as the case may be, of the Other Surviving Corporation, or of a corporation or other entity beneficially, directly or indirectly, owing a majority of the outstanding voting securities of the Other Surviving Corporation; provided, however, that an Other Transaction shall not be deemed to result in a Change in Control of GRT if immediately prior thereto the circumstances in (i)(a) or (i)(b) above exist.

Notwithstanding the foregoing, no transaction shall be deemed to be a Change in Control if it does not constitute a change in control as contemplated under regulations under Section 409A of the Code.